EXHIBIT 99.1

ENGlobal Reports Second Quarter Results

Increases Revenue and Earnings During Market Recovery

HOUSTON, Aug. 4, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today its financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights:

  $0.01 earnings per diluted share, an increase of 106%
  Revenue of $79.6 million, an increase of 8%
  Consolidated Gross Profit Margin as a percentage of revenue of 9.4%, an increase from 5.5%
  Gross Profit from operations of $7.5 million for the six months ended June 30, 2011

ENGlobal reported net income of $0.1 million, or $0.01 per diluted earnings per share, for the quarter ended June 30, 2011. This represents an increase of 103% over net loss of $4.5 million and an increase of 106% over diluted earnings per share of $(0.16) for the same period last year. Second quarter revenue increased to $79.6 million, 8% higher than the $73.7 million for the second quarter of fiscal year 2010.

The Company's consolidated Gross Profit Margin as a percent of revenue increased to 9.4% in the three months ended June 30, 2011 from 5.5% in the prior year period. The primary reasons for this increase were increased levels of revenue volume, cost efficiencies, and varied project mix, as ENGlobal continues its strategy to sell its capabilities across all business segments.

Commenting on ENGlobal's second quarter results, President and Chief Executive Officer, Edward L. Pagano said, "Our breakeven results, although still not where we strive to be, indicate that our turnaround is progressing and that our strategic plan is becoming a reality. Operationally, we are pleased to report that we have achieved four consecutive months of positive net income and our first quarterly profit since the third quarter of 2009. Overall, we have experienced sequential quarterly increases in contract awards since the third quarter of 2010, and in our second quarter 2011, we recorded approximately $168 million in awards."

Mr. Pagano continued, "In addition to increases in several of our metrics such as billable hours and utilization, we have benefited from a recent improvement in bidding activity in markets that offer higher profit margin opportunities for organic growth. We expect a steady flow of domestic work to continue and we are particularly excited about large international project opportunities, like CPC. We intend to build on this success by working toward consecutive and multiple quarters of profitability by pursuing additional international projects and expanding our portfolio of service offerings in order to differentiate ENGlobal in the marketplace."

The following table illustrates the composition of the Company's revenue and profitability for the three months ended June 30, 2011 and 2010, respectively:

	Quarter Ended				Quarter Ended
	June 30, 2011				June 30, 2010
	(dollars in millions)

Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$ 43.7	54.9%	10.1%	6.8%	$ 35.9	48.7%	4.5%	(8.7)%
Automation	17.9	22.5%	10.4%	4.1%	15.8	21.4%	4.7%	(4.0)%
Field Solutions	18.0	22.6%	6.7%	1.4%	22.0	29.9%	7.6%	3.7%
Consolidated	$ 79.6	100.0%	9.4%	0.7%	$ 73.7	100.0%	5.5%	(8.5)%

Overall, selling, general and administrative ("SG&A") expenses decreased $3.4 million, or 32.9%, from $10.3 million in 2010 to $6.9 million for the three months ended June 30, 2011. The primary reasons for this decrease were decreases in bad debt expense mainly attributable to a write off, known as Bigler, in 2010, facilities expenses, professional services expense and depreciation expense, which were offset by an increase in salaries and employee related expenses. As a percentage of revenue, SG&A decreased to 8.7% for the three months ended June 30, 2011, from 13.9% for the comparable period in 2010.

The Company's days of sales outstanding increased to 65 days at June 30, 2011, from 56 days at June 30, 2010. Bad debt expense was approximately nil and 4.1% of revenue for the quarters ended June 30, 2011 and 2010, respectively. The increase in days of sales outstanding was primarily attributable to increased sales to clients whose payment practices are slower than others or whose terms are greater than 60 days. The Company continues to manage its billing and client collection processes toward reducing days sales outstanding to the extent practicable.

Long-term debt and capital leases, net of current portion, decreased 98.0%, or $247,000, from $252,000 at December 31, 2010 to $5,000 at June 30, 2011. As a percentage of stockholders' equity, long-term debt decreased to 0.0% from 0.4% over this six-month period. Cash on hand and availability under the Company's credit facility, after consideration of loan covenant/borrowing base restrictions, totaled approximately $10.5 million. At June 30, 2011, the amount outstanding on the Wells Fargo Credit Facility was $12.1 million compared to $18.7 million at December 31, 2010.

In July 2011, the Company announced that it has entered into an agreement with Wells Fargo Bank, N.A. ("Wells Fargo") to amend its existing credit facility, which will reset certain financial covenants and increase the underlying line of credit limit (the "Amended Credit Facility"). The revolving line of credit will increase from $25 million to $35 million, and will include customary covenants. In addition, with the support of Wells Fargo's Global Banking Group, ENGlobal and the Export-Import Bank of the United States ("Ex-Im Bank") have agreed to the terms of a $9.5 million facility to support the CPC project, valued at approximately $86 million over four years.

ENGlobal's employee count remained steady at approximately 2,100 for the quarter ended June 30, 2011, a slight decrease when compared to second quarter 2010. ENGlobal averaged 157,000 billable hours per two-week period during second quarter 2011, a 6% increase, when compared to 147,000 hours in the same period in 2010, and a 3% decrease from 161,000 hours in first quarter 2011. The Company's overall utilization percentage was approximately 91% for the second quarter of 2011, compared with approximately 87% for the comparable period of 2010.

Later this morning, the Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International), and enter the Conference ID #86821106 approximately 10 minutes before the scheduled start time and request the "ENGlobal Second Quarter 2011 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Thursday, August 18, 2011. The replay can be accessed by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), Conference ID #86821106. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 will be filed with the Securities and Exchange Commission later today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions, and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory services, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber-security, and heat tracing projects. ENGlobal has approximately 2,100 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its new alliance contract and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to respond appropriately to the current worldwide economic situation and the resulting changes in demand for our services and competitive pricing pressure; (2) our ability to achieve our business strategy while effectively managing costs and expenses; (3) our ability to collect accounts receivable in a timely manner; (4) our ability to perform profitably on large project awards and to win other projects that we can perform on a profitable basis; (5) our ability to accurately estimate costs and fees on fixed-price contracts; (6) the profitability of our master service agreements; (7) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (8) the effect of changes in the price of oil; (9) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (10) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Financial Highlights
(dollars in thousands, except earnings (loss) per share)

	Quarter Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010

Operating Revenues	$ 79,612	$ 73,705	$ 156,862	$ 141,689
Operating costs	72,145	69,674	143,674	132,786
Gross Profit	7,467	4,031	13,188	8,903

Selling, general and administrative expenses	6,890	10,273	15,210	17,656
Operating Income (Loss)	577	(6,242)	(2,022)	(8,753)

Other Income (Expense):
Other income (expense), net	(16)	159	(59)	148
Interest expense, net	(191)	(78)	(408)	(154)

Income (Loss) before Income Taxes	370	(6,161)	(2,489)	(8,759)

Provision (Benefit) for Income Taxes	228	(1,644)	(658)	(2,704)

Net Income (Loss)	$ 142	$ (4,517)	$ (1,831)	$ (6,055)

Earnings (Loss) Per Common Share:
Basic	$ 0.01	$ (0.16)	$ (0.07)	$ (0.22)
Diluted	$ 0.01	$ (0.16)	$ (0.07)	$ (0.22)

Weighted Average Shares Used in Computing Earnings (Loss) Per Share (in thousands):
Basic	26,578	27,419	26,566	27,427
Diluted	26,958	27,419	26,566	27,427

Selected Balance Sheet Information (in thousands):
	As of
	June 30, 2011	December 31, 2010

Working capital	$ 29,743	$ 30,112
Property and equipment, net	3,837	4,503
Total assets	108,780	110,324
Long-term debt, net of current portion	5	252
Stockholders' Equity	63,470	65,102
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com